SULLIVAN & CROMWELL
                                       125 Broad Street, New York, NY 10004-2498




                                                                  April 14, 1997

Seligman Value Fund Series, Inc.,
      100 Park Avenue,

           New York, New York  10017.

Dear Sirs:

     In connection with the Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A (File No. 333-20621) of Seligman Value Fund Series, Inc., a Maryland corporation (the "Company"), which you expect to file under the Securities Act of 1933, as amended (the "Securities Act"), with respect to shares of Capital Stock, par value $.001 per share, of the series designated as the Company's Seligman Large-Cap Value Fund (the "Large-Cap Value Shares") and Seligman Small-Cap Value Fund (the "Small-Cap Value Shares" and, together with the Large-Cap Value Shares, the "Shares"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.



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Seligman Value Fund Series, Inc.                                             -2-

     Upon the basis of such examination, we advise you that, in our opinion, the Large-Cap Value Shares have been duly authorized to the extent of 1,000,000,000 Shares and the Small-Cap Value Shares have been duly authorized to the extent of 1,000,000,000 Shares and, when the Registration Statement referred to above has become effective under the Securities Act and the Shares have been issued and sold (a) for at least the par value thereof, (b) so as not to exceed the then authorized number of Shares of the respective series and (c) in accordance with the Company's Articles of Incorporation, as amended, and as authorized by the Board of Directors of the Company, the Shares will be validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.


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Seligman Value Fund Series, Inc.                                             -3-

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                             Very truly yours,



                                             /s/  Sullivan & Cromwell